Exhibit 99.1

Statera Biopharma Announces BF Borgers CPA PC as Independent Registered Public Accounting firm

FORT COLLINS, Colo., June 14, 2022 /Globe Newswire/ -- Statera Biopharma, Inc. (NASDAQ: STAB) (the “Company” or “Statera Biopharma”), a biopharmaceutical company creating next-generation immune therapies that focus on immune restoration and homeostasis, today announced the appointment of Certified Public Accountants, BF Borgers CPA PC as the Company’s independent accountant to audit the balance sheet of the Company as of December 31, 2021, and the related statements of operations, stockholders’ equity and income, and cash flows for the period ended December 31, 2021.

About Statera Biopharma

Statera Biopharma, Inc. (formerly Cytocom, Inc.) is a clinical-stage biopharmaceutical company developing novel immunotherapies targeting autoimmune, neutropenia/anemia, emerging viruses and cancers based on a proprietary platform designed to rebalance the body’s immune system and restore homeostasis. Statera Biopharma has a large platform of toll-like receptor (TLR) agonists with TLR4 and TLR9 antagonists, and the TLR5 agonists, Entolimod and GP532. TLRs are a class of protein that plays a key role in the innate immune system. Statera Biopharma is developing therapies designed to directly elicit within patients a robust and durable response of antigen-specific killer T-cells and antibodies, thereby activating essential immune defenses against autoimmune, inflammatory, infectious diseases, and cancers. Statera Biopharma has clinical programs for Crohn’s disease (STAT-201), hematology (Entolimod), pancreatic cancer (STAT-401) and COVID-19 (STAT-205) in addition to potential expansion into fibromyalgia and multiple sclerosis. To learn more about Statera Biopharma, please visit www.staterabiopharma.com.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. All statements other than statements of current or historical fact contained in this press release, including statements regarding the Company’s expected clinical development timeline for the Company’s product candidates, future financial position, business strategy, new products, budgets, liquidity, cash flows, projected costs, regulatory approvals, the impact of any laws or regulations applicable to the Company, and plans and objectives of management for future operations, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “should,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “will,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements on the current expectations about future events held by management. While we believe these expectations are reasonable, such forward-looking statements are inherently subject to risks and uncertainties, many of which are beyond the Company’s control. The Company’s actual future results may differ materially from those discussed here for various reasons. The Company discusses many of these risks under the heading “Risk Factors” in the proxy statement/prospectus filed with the SEC on June 10, 2021, as updated by the Company’s other filings with the SEC.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. We do not undertake any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.

Contacts:
Statera Biopharma
Nichol Ochsner
Executive V.P. Investor Relations and Corporate Communications
(732) 754-2545
nichol.ochsner@staterabiopharma.com